Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NPS PHARMACEUTICALS, INC.

Pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned President and Chief Executive Officer of NPS Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST:  The name of the Corporation is NPS PHARMACEUTICALS, INC.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on March 2, 1992, and was amended and restated in its entirety on June 4, 1994 (the “Certificate of Incorporation”).

THIRD:  At a meeting of the Board of Directors of the Corporation held on April 4, 2011, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation (the “Amendment”), declaring said Amendment to be advisable and directing that the Amendment be considered at the Corporation’s next annual meeting of stockholders.  The resolution setting forth the Amendment is as follows:

RESOLVED: That the first paragraph of ARTICLE FOURTH of the Corporation’s Certificate of Incorporation be, and it hereby is amended by deleting it in its entirety and substituting the following therefor:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is one hundred and eighty million (180,000,000) shares. One hundred and seventy-five million (175,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”

FOURTH:  Pursuant to a resolution of the Board of Directors, the Amendment was submitted to the stockholders of the Corporation for their consideration at the Corporation’s annual meeting of stockholders duly called and held on May 18, 2011, upon notice in accordance with Section 222 of the DGCL, at which meeting the Amendment was duly approved by the affirmative vote of holders of a majority of all shares of capital stock of the Corporation entitled to vote thereon at the meeting, a quorum being present.

FIFTH: The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 19 day of May, 2011.

NPS PHARMACEUTICALS, INC.

By:	/s/ Edward Stratemeier
Name: Edward Stratemeier
Title: Senior Vice President, Legal Affairs and General Counsel